EXECUTION VERSION

FIRST AMENDMENT dated as of March 31, 2016 (this “Amendment”), to the Credit Agreement dated as of December 29, 2015 (as heretofore amended, the “Credit Agreement”), by and among LEGG MASON, INC., a Maryland corporation (the “Borrower”), each of the Lenders from time to time party thereto and CITIBANK, N.A., as Administrative Agent.
WHEREAS, the Borrower has requested that the Credit Agreement be amended as set forth herein and the Lenders party hereto, constituting the Majority Lenders, have agreed so to amend the Credit Agreement;
NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lenders party hereto hereby agree as follows:
SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined herein (including in the preliminary statements hereto) have the meanings assigned to them in the Credit Agreement.
SECTION 2.    Amendment. Subject to the satisfaction of the conditions set forth in Section 4 below, the Credit Agreement shall without further action be amended as follows:
(a)    The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended as follows:
Removing the word “and” and adding a “,” at the end of clause (e) thereof, renumbering the existing clause (f) as clause (g), and adding the following as a new clause (f) immediately prior to clause (g):
“(f) fees, costs, expenses and all other amounts attributable to, or directly or indirectly in respect of, any restructurings, business process optimizations or other similar actions taken in connection with any acquisition or disposition, in an aggregate amount not to exceed $100 million for any period of four consecutive fiscal quarters, and”
(b)    The definition of “Defaulting Lender” in Section 1.01 of the Credit Agreement is hereby amended as follows:
Removing “or” after clause (c), adding “or” at the end of clause (d) and adding the following as a new clause (e) thereof:
“(e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action”

(c)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
(i)    “First Amendment” means the First Amendment dated as of March 31, 2016 to the Credit Agreement, by and among the Borrower, each of the Lenders party thereto and the Administrative Agent.
(ii)    “Hybrid Capital Securities” means any hybrid capital securities issued by the Borrower from time to time that are accorded a percentage of equity treatment by one or more Rating Organizations.
(iii)    “Hybrid Capital Securities Percentage” means, at any time, in respect of the Borrower’s Hybrid Capital Securities, the highest percentage out of all the Rating Organizations’ percentage equity treatment (as each such percentage of a Rating Organization is determined by each such Rating Organization from time to time) accorded for the Borrower’s Hybrid Capital Securities.
(iv)    “Intended Acquisition Cash” means, at any time, the aggregate amount of cash and cash equivalents (other than cash and cash equivalents that constitute Unrestricted Cash pursuant to clause (a) of such definition) held at such time by the Borrower to the extent that (i) such cash and cash equivalents are proceeds of Indebtedness incurred by the Borrower in order to finance, in whole or in part, an acquisition (an “Intended Acquisition”), (ii) the Borrower intends in good faith to apply such cash and cash equivalents as consideration for an Intended Acquisition, (iii) a definitive agreement in respect of the applicable Intended Acquisition is in full force and effect and has not been terminated in accordance with the terms of any such agreement and (iv) such cash and cash equivalents are not subject to any Liens (other than customary Liens in connection with any escrow and/or customary banking arrangements and bank accounts); provided that to the extent that the amount of any cash and cash equivalents that would otherwise constitute “Intended Acquisition Cash” pursuant to this definition is available to the Borrower from the proceeds of the Hybrid Capital Securities referenced in clause (a)(iii) of the definition of “Leverage Ratio” for purposes of calculating the Leverage Ratio, such amounts shall not be counted as Intended Acquisition Cash; and provided further that any cash and cash equivalents shall cease to constitute Intended Acquisition Cash upon the consummation of the applicable Intended Acquisition.
(v)    “Rating Organizations” means Moody’s and S&P.
(d)    The definition of “Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended as follows:

Inserting the following new clause at the end of clause (a)(ii), immediately after the comma prior to the word “to”:
“minus (iii) an amount equal to (A) the lesser of (x) the aggregate amount outstanding of Hybrid Capital Securities and (y) $250,000,000 multiplied by (B) the Hybrid Capital Securities Percentage as of such date minus (iv) an amount equal to the lesser of (A) 50% of the aggregate amount of seed capital investments owned by the Borrower and/or its Affiliates and held in the form of readily liquid securities in mutual funds and/or separately managed accounts and (B) $125,000,000”
(e)    The definition of “Unrestricted Cash” in Section 1.01 of the Credit Agreement is hereby amended as follows:
(i)    Inserting the words “(other than Intended Acquisition Cash)” immediately after the words “Consolidated Subsidiaries” and prior to the word “to”;
(ii)    Add the phrase “(other than customary Liens in connection with customary banking arrangements and bank accounts)” at the end of clause (a)(ii), immediately after the word “Liens” and prior to the word “and”;
(iii)    Inserting the following clause at the end of clause (a)(iii), immediately after the word “Borrower” and prior to the word “minus”:
“plus (b) Intended Acquisition Cash”; and
(iv)    Replacing “(b)” with “(c)” after the word “minus” and before the word “the”.
(f)    Section 2.17 of the Credit Agreement is hereby amended by adding the following to the second proviso in the second to last sentence of clause (f) after the words “affected parties,” and before the word “no”:
“and subject to Section 8.19,”
(g)    Section 5.01(b)(iii) of the Credit Agreement is hereby amended as follows:
(i)    Replacing “(x)” with “(w)” after the word “Borrower” and before the word “certifying”;
(ii)    Replacing “(y)” with “(x)” after the comma and before the word “setting”; and

(iii)    Inserting the following new clause at the end of existing clause (y) immediately after “Section 5.03”:
“, (y) setting forth the amount of Intended Acquisition Cash as of the date of such financial statements”
(h)    Section 5.03(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed (i) at any time during the period from the Amendment Effective Date (as defined in the First Amendment), through and including September 30, 2016, 3.50 to 1.00, (ii) at any time during the period from October 1, 2016, through and including December 31, 2016, 3.25 to 1.00, and (iii) at any other time, 3.00 to 1.00.”
(i)    Article XIII of the Credit Agreement is hereby amended by adding a new Section 8.19 as follows:
“SECTION 8.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(i)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
The following terms shall for purposes of this Section 8.19 have the meanings set forth below:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-

down and conversion powers are described in the EU Bail-In Legislation Schedule.”
SECTION 3.    Representations and Warranties. The Borrower represents and warrants to the Lenders that:
(a)    This Amendment has been duly executed and delivered by the Borrower and (assuming due execution by the parties hereto other than the Borrower) constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    The representations and warranties set forth in Section 4.01 of the Credit Agreement (except the Excluded Representations) are true and correct in all material respects on and as of the Amendment Effective Date (as defined below), before and after giving effect to this Amendment, as though made on and as of the Amendment Effective Date.
(c)    As of the Amendment Effective Date, after giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default.
SECTION 4.    Effectiveness of Amendment.
(a)    This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions has been satisfied:
(vi)    The Administrative Agent shall have executed this Amendment and shall have received counterparts hereof duly executed and delivered by the Borrower and Lenders constituting the Majority Lenders.
(vii)    The Administrative Agent shall have received payment from the Borrower in immediately available funds of an amendment fee for the account of each Lender that has executed and delivered a counterpart hereof prior to 5:00 p.m., New York City time, on March 30, 2016, in an amount equal to 0.025% of the principal amount of such Lender’s Commitment (whether drawn or undrawn) on the Amendment Effective Date.
(b)    The Administrative Agent shall promptly notify the Borrower and the Lenders in writing of the Amendment Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective unless each of the conditions set forth or referred to in this Section 4 has been satisfied at or prior to 5:00 p.m., New York City time, on March 31, 2016 (it being understood that any such failure of this Amendment to become effective will not affect any rights or obligations of any Person under the Credit Agreement or any other Loan Document).
SECTION 5.    Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in each case to the extent provided in Section 8.04(a) of the Credit Agreement.
SECTION 6.    Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, any Issuing Lenders or the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which, as amended hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. On and after the Amendment Effective Date, any reference to the Credit Agreement in any Loan Document shall mean the Credit Agreement as amended hereby.
SECTION 7.    Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means (including .pdf email transmittal) shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 8.    Governing Law; Consent to Jurisdiction, Etc. The provisions of Sections 8.07 and 8.11 of the Credit Agreement shall apply, mutatis mutandis, to this Amendment as if set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers or representatives as of the date first above written.

LEGG MASON, INC.,
By:	/s/ Peter H. Nachtwey
Name: Peter H. Nachtwey
Title: Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, an Issuing Lender and Lender,
By:	/s/ Lisa Huang
Name: Lisa Huang
Title: Vice President

To approve this Amendment:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
By:	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

To approve this Amendment:

BRANCH BANKING AND TRUST COMPANY,
By:	/s/ Matthew J. Davis
Name: Matthew J. Davis
Title: Senior Vice President

To approve this Amendment:

BANK OF AMERICA, N.A.
By:	/s/ Rodney Beeks
Name: Rodney Beeks
Title: Assistant Vice President

To approve this Amendment:

J.P. MORGAN
By:	/s/ Michael Kusner
Name: Michael Kusner
Title: Vice President

To approve this Amendment:

MANUFACTURERS AND TARDERS TRUST COMPANY
By:	/s/ Ashley Thompson
Name: Ashley Thompson
Title: Vice President and Relationship Manager

To approve this Amendment:

MORGAN STANLEY BANK, N.A., AS A LENDER
By:	/s/ Harry Comninellis
Name: Harry Comninellis
Title: Authorized Signatory

To approve this Amendment:

THE BANK OF TOKYO – MITSUBISHI UFJ, LTD
By:	/s/ Suzanne Ley
Name: Suzanne Ley
Title: Vice President

To approve this Amendment:

STATE STREET BANK & TRUST COMPANY
By:	/s/ Andrei Bourdine
Name: Andrei Bourdine
Title: Vice President

To approve this Amendment:

WELLS FARGO BANK, N.A., AS A LENDER
By:	/s/ Karen Hanke
Name: Karen Hanke
Title: Managing Director

To approve this Amendment:

ROYAL BANK OF CANADA
By:	/s/ Greg DeRise
Name: Greg DeRise
Title: Authorized Signatory

To approve this Amendment:

THE BANK OF NEW YORK MELLON
By:	/s/ Michael Pensari
Name: Michael Pensari
Title: Managing Director

To approve this Amendment:

CREIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

For any institution requiring a second signature line:

CREIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ Myra Martinez
Name: Myra Martinez
Title: Vice President